Exhibit 5.1

Trupanion, Inc.
907 NW Ballard Way
Seattle, WA 98107
Gentlemen and Ladies:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Trupanion, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on February 17, 2016 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,450,857 shares of the Company’s Common Stock (the “Stock”), par value $0.00001 per share, that are subject to issuance by the Company upon (a) the exercise or settlement of awards to be granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and (b) the exercise of purchase rights to be granted under the Company’s 2014 Employee Stock Purchase Plan (the “Purchase Plan” and, together with the 2014 Plan, the “Plans”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

1.	The Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on July 23, 2014 (the “Restated Certificate”).

2.	The Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”).

3.	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4.	The prospectuses prepared in connection with the Registration Statement (collectively, the “Prospectuses” and each, a “Prospectus”).

5.	The Plans and related forms of Plan agreements.

6.	Minutes of meetings and actions by written consent of the Company’s Board of Directors and the Company’s stockholders provided to us by the Company relating to the adoption, approval,

authorization and/or ratification of (i) the Restated Certificate, (ii) the Bylaws, (iii) the Plans and (iv) the filing of the Registration Statement, the reservation of the Stock for sale and issuance pursuant to the Plans and the sale and issuance of the Stock pursuant to the Plans.

7.
The stock records for the Company that the Company has provided to us (consisting of a list of stockholders, a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and provided to us as of February 10, 2016 and a certificate of the Company’s transfer agent, dated February 11, 2016 regarding the Company’s outstanding shares of common stock as of February 10, 2016).

8.
A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated February 15, 2016, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

9.	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).
In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in clauses (5) and (6) above to us.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the Delaware General Corporation Law and reported judicial decisions relating thereto.
Based upon the foregoing, it is our opinion that:
(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2) The 1,450,857 shares of Stock that may be issued and sold by the Company upon (a) the exercise or settlement of awards to be granted under the 2014 Plan and (b) the exercise of purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,
/s/ FENWICK & WEST LLP
FENWICK & WEST LLP